Exhibit 5.1

January 26, 2007

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549-0405

Re: Netsol Technologies, Inc.

Ladies and Gentlemen:

The undersigned represents Netsol Technologies, Inc., a Nevada Corporations (the “Registrant”) in connection with the Registrant’s Registration Statement on Form S-3 under the Securities Act of 1933 (the “Registration Statement”), which relates to the sale of 230,863 shares of the Registrant’s Common Stock (the “Shares” or the “Registrant Securities”) the certain beneficial owners of the Company’s shares. In connection with this representation, I have examined such documents and undertaken such further inquiry as I consider necessary for rendering the opinion hereinafter set forth.

Based upon the foregoing, it is my opinion that the Registered Securities, when sold as set for the in the Registration Statement, will be legally issued, fully paid and nonassessable.

I acknowledge that I am referred to under the heading “Legal Matters” in the prospectus which is part of the Registration Statement, and I hereby consent to such use of my name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities of offer and sale in such states.

PATTI L. W. MCGLASSON, GENERAL COUNSEL
NETSOL TECHNOLOGIES, INC.